EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-151506, File No. 333-160193, and File No. 333-162823) and in the Registration Statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, File No. 333-125513, File No. 333-134554, and File No. 333-160197) of our report dated March 15, 2011 on our audit of the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries and our audit on Flagstar Bancorp, Inc.’s internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
March 15, 2011